Exhibit 10(m)

Form of Stock Option Grant Notice

[DATE]

Dear                 :

Congratulations! On                             , you were granted McDonald’s stock options. You received this grant in recognition of your significant contributions to McDonald’s long-term success. Subject to the terms of the grant, as described in the enclosed materials, below are details concerning the vesting of your stock option grant.

Your stock options grant is for                      options. The stock options expire on                     , and shall vest in              equal installments on the                     ,                     ,                      and                      anniversaries of the grant date.

Once again, thank you for your leadership.

Best regards,

Corporate Executive Vice President, Human Resources

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